Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-252319, 333-272241, 333-285691 and 333-287030) on Form S-8 of our reports dated September 16, 2026, with respect to the consolidated financial statements of LuxExperience B.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

September 16, 2026